Cane & Associates, LLP		3273 E. Warm Springs Rd. Las Vegas, NV 89120
Kyleen E. Cane*	Chad Wiener+	Telephone: 702-312-6255
Facsimile: 702-944-7100
Email: kcane@kcanelaw.com

October 15, 2004

MV Fund II, LLC
7311 W. Charleston Blvd., Suite 110
Las Vegas, Nevada 89120

Re:        MV Fund II, LLC
Opinion as to Tax Issues

Ladies and Gentlemen:

We have acted as counsel to MV Fund II, LLC, a Nevada limited liability company (the "Company"), in connection with the review of certain tax issues regarding the Company's structure and treatment under the Internal Revenue Code ("Tax Issues").

In our capacity as counsel to the Company in connection with the Registration Statement, We are generally familiar with the structure of the Company. For purposes of this opinion, We have assumed that such structure and operations will be as reported in the Company’s registration statement filed with the Securities and Exchange Commission as Form S-1/A.

As counsel We have examined, among other things, the following documents:

            (a)     the Registration Statement;
            (b)     the Articles of Organization of the Company;
            (c)     the Operating Agreement of the Company; and
            (d)     such corporate and other constitutive documents and records of the Company as we have deemed necessary or appropriate for the purposes of this opinion.

The opining attorney is admitted to the Bar of the State of Nevada, and in rendering these opinions hereinafter stated, has relied on the applicable laws of the State of Nevada as those laws presently exist and as they have been applied and interpreted by courts having jurisdiction in the State of Nevada. We express no opinion as to the laws of any other state jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. We have also relied upon the Internal Revenue code as it is presently enacted and as it has been applied and interpreted by the courts of appropriate jurisdiction and the Internal Revenue Service.

Our review has been limited to the above-described documents and we have assumed (i) there have been no amendments to the documents reviewed, and (ii) the representations, statements, and/or other information contained in the documents, including the Registration Statement, are true and correct as of the date of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies.

Subject to the preceding, it is our opinion that as of the date hereof:

*Licensed Nevada, California, Washington and Hawaii Bars;
+ Illinois and Wisconsin State Bars

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MV Fund II, LLC
October 15, 2004

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  the Company will be classified as a partnership rather than as an association taxable as a corporation for federal income tax purposes, and the Company’s will not be classified as a publicly traded partnership for purposes of Section 7704 of the Internal Revenue Code.
Moreover, based upon the provisions of the Company’s Operating Agreement and the representations of the Company, we are of the opinion that:
  membership interests will not be traded on an established securities market within the meaning of Section 7704 of the Internal Revenue Code;
  the Company’s operation with regard to the withdrawal by members will qualify for the safe harbor that applies to interests which are transferred pursuant to a redemption agreement; and
  the Company’s operation with regard to the transfer of membership interests by members will qualify for the above-referenced safe harbor that applies based upon the percentage interests in our capital or profits that are sold or otherwise disposed of during the taxable year.
In addition, as the cash distributions contained in the Operating Agreement will be substantially proportionate to the capital accounts of the members, it is our opinion that the IRS will treat the allocations as being substantially in accordance with the members’ interests in the Fund within the meaning of their alternative method for establishing the validity of allocations.

Finally, we adopt and by this reference integrate the discussion contained in the Federal Income Tax Section of the Company’s Registration Statement into this opinion.

This opinion is effective up to and including the date of this opinion, and we expressly decline any undertaking to advise you of any matters arising subsequent to the date hereof which would cause me to amend any portion of the foregoing in whole or in part. This opinion is limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Kyleen E. Cane
Kyleen E. Cane, Esq.
CANE & ASSOCIATES, LLP
Managing Partner

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